Exhibit (h)(7)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of December 13, 2017, is made and entered into by and between Steward Funds, Inc., a Maryland corporation (the "Company"), on behalf of the series portfolios set forth on Schedule A attached hereto (each a “Fund”, and collectively, the “Funds”); and Crossmark Global Investments, Inc., an investment adviser incorporated in Delaware (the "Adviser").

WHEREAS, the Adviser has been appointed the investment adviser of the Funds pursuant to an Investment Advisory Agreement between the Company and the Adviser dated as of December 13, 2017 (the "Advisory Agreement"); and

WHEREAS, the Company and the Adviser (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Parties hereby agree as follows:

1.          The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total annual operating expenses of each Fund (exclusive of brokerage costs, interest, taxes, dividend expense on short positions, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Non-Waivable Expenses”)), to the amount of the “Maximum Operating Expense Limit” applicable to each Fund or class thereof as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund or class thereof, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund or a class thereof, as provided in this Agreement.

2.          The Company, on behalf of the Funds, agrees to repay to Adviser (i) the amount of fees (including any amounts foregone through limitation or reimbursement pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Company, on behalf of a Fund, to Adviser pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Adviser in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the relevant Fund (exclusive of Non-Waivable Expenses attributable thereto), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for such Fund or class thereof, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by the Company, on behalf of a Fund or class thereof, in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of such Fund (exclusive of Non-Waivable Expenses attributable thereto) do not exceed the Maximum Operating Expense Limit for such Fund or class thereof.

3.          Deferred Fees are subject to repayment by the Company, on behalf of a Fund or class thereof, within the three fiscal years following the fiscal year in which the expenses were incurred if the Company, on behalf of such Fund or class thereof, is able to make the repayment without exceeding the Maximum Operating Expense Limit for such Fund or class in effect at the time repayment is sought or the Maximum Operating Expense Limit in effect at the time of the initial waiver and/or reimbursement, whichever is lower. In no event will the Company, on behalf of a Fund or class thereof, be obligated to pay any fees waived or deferred with respect to any other Fund or class thereof of the Company.

Expense Limitation Agreement – Steward Funds, Inc. Effective: December 13, 2017

4.          This Agreement shall continue in effect through December 13, 2019 and shall automatically renew annually from year to year thereafter on the effective date of each subsequent annual update to the Funds’ registration statement, until such time as the Adviser provides sixty (60) days’ prior written notice of non-renewal to the Company. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement by the Adviser shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement. The Company, on behalf of the Funds, may terminate this Agreement at any time. This Agreement shall terminate immediately upon the termination of the Advisory Agreement.

5.          No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Company and the Adviser.

6.          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7.          Notice is hereby given that this Agreement is executed by the Company on behalf of the Funds by an officer of the Company as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Directors, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STEWARD FUNDS, INC.

By	/s/ Michael L. Kern III
Date:	December 13, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

CROSSMARK GLOBAL INVESTMENTS, INC.

By	/s/ Michael L. Kern III
Date:	December 13, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

Expense Limitation Agreement – Steward Funds, Inc. Effective: December 13, 2017

Dated as of: December 13, 2017

SCHEDULE A

to the

Expense Limitation Agreement

OPERATING EXPENSE LIMITS

Fund/Class Name	Maximum Operating Expense Limit[1]

Steward Covered Call Income Fund

• Class A	1.25%

• Class C	2.00%

• Class K	0.90%

• Institutional Class	1.00%

STEWARD FUNDS, INC.

By	/s/ Michael L. Kern III
Date:	December 13, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

CROSSMARK GLOBAL INVESTMENTS, INC.

By	/s/ Michael L. Kern III
Date:	December 13, 2017
Name:	Michael L. Kern, III, CFA
Title:	President

1 Expressed as a percentage of a Fund's average daily net assets.

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Expense Limitation Agreement – Steward Funds, Inc. Effective: December 13, 2017